Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Radyne ComStream Inc.:


We consent to the incorporation by reference in the registration statement of Radyne ComStream Inc. on Form S-8 (File No. 333-23159) filed as of March 12, 1997 and Form S-8 (File No. 333-67469) filed as of November 19, 1998, of our report dated March 19, 1999, except for Note 4, which is as of August 4, 1999, on the restated consolidated balance sheet of Radyne ComStream Inc. as of
December 31, 1998 and the related restated statements of operations, stockholders' capital deficiency and cash flows for the year ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K/A of Radyne ComStream Inc.


/s/ KPMG LLP

Phoenix, Arizona
August 12, 1999